Exhibit 99.2

Paul Broyer, 508-358-7400, X435
Paul.broyer@candelalaser.com

CANDELA ESTABLISHES SCIENTIFIC ADVISORY BOARD

DR. ERIC F. BERNSTEIN TO BE CHAIRMAN

Wayland, MA — September 1, 2006 — Candela Corporation (NASDAQ: CLZR) announced today that it has established a Scientific Advisory Board, and that the newly established Board will be chaired by Dr. Eric F. Bernstein.  Dr. Bernstein has relinquished his role on the Company’s Board of Directors, effective August 28, 2006.

Gerard E. Puorro, Candela’s President and Chief Executive Officer, said: “We today have approximately thirty clinical studies underway in various locations around the world.  The establishment of a Scientific Advisory Board will bring additional oversight and further streamline our processes for clinical research.”  Puorro continued: We are quite fortunate to have Dr. Bernstein agree to accept this role. His background, experience and intellectual integrity are unsurpassed in our industry.”

Commenting on his acceptance of this new position, Dr. Bernstein said: “Candela has always been a leader in laser technology, and I hope to contribute both scientifically and through my clinical relationships to the continued development of innovative products to benefit our patients.”

About CANDELA:  Candela Corporation manufactures, and distributes innovative clinical solutions that enable physicians, surgeons, and personal care practitioners to treat selected cosmetic and medical conditions using lasers, aesthetic laser systems, and other advanced technologies. Founded near Boston in 1970, the company markets and services its products in over 70 countries from offices and distributors in the United States, Europe, Japan, China and other Asian locations. Candela established the aesthetic laser market 17 years ago, and currently has an installed base of 9,000 lasers worldwide. Candela is an Equal Opportunity and Affirmative Action Employer (Male/Female/Handicapped/Veteran).  Visit Candela on the Web at http://www.candelalaser.com.

Safe Harbor Statement: Except for the historical information contained herein, this news release contains forward-looking statements that constitute Candela’s current intentions, hopes, beliefs, expectations or predictions of the future, which are therefore inherently subject to risks and uncertainties.  Such statements may relate to, among other things, our future revenue, gross margin, expense levels and earnings, our growth prospects, market acceptance of our products, the strength of our distribution channels, our ability to add new products, our ability to expand regulatory approvals and the liquidity of our common stock.  The risks and uncertainties that may affect forward-looking statements include, among others: the cancellation or deferral of customer orders, the risk of an adverse judgment in the patent litigation with Palomar Medical Technologies, Inc., dependence on a small number of strategic distribution relationships, difficulties in the timely development and market acceptance of new products, unanticipated increases in expenses, market developments that vary from the current public expectations concerning the growth of the laser industry, increased competitive pressures, changes in economic conditions, or difficulties in obtaining timely regulatory approvals.  Further information on factors that could affect Candela’s performance is included in Candela’s periodic reports filed with the SEC, including but not limited to, Candela’s Annual Report on Form 10-K for the year ended July 2, 2005, and subsequent Quarterly Reports on Form 10-Q.  Candela cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.  Candela expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Candela’s expectations or any change in events, conditions or circumstances on which any such statement is based.